Exhibit 99.1
FOR IMMEDIATE RELEASE
Contacts:

Foundry Networks	Foundry Networks	Financial Dynamics
Chief Financial Officer	Treasurer	Investor Relations
Dan Fairfax	Michael Iburg	Jason Golz
408.207.1700	408.207.1305	415.439.4532
dfairfax@foundrynet.com	miburg@foundrynet.com	jason.golz@fd.com
FOUNDRY NETWORKS RECEIVES ADDITIONAL STAFF DETERMINATION LETTER FROM NASDAQ
     Santa Clara, California—March 12, 2007— Foundry Networks ™ , Inc. (Nasdaq: FDRY), today announced that on March 6, 2007, it received an Additional Staff Determination letter from The Nasdaq Stock Market. The letter notified Foundry that its delay in filing its Form 10-K for the year ended December 31, 2006 is an additional basis for Nasdaq to find that Foundry is not currently in compliance with Nasdaq’s listing requirements as set forth in Marketplace Rule 4310(c)(14). As a result, Foundry’s securities remain subject to delisting from The Nasdaq Global Select Market.
     Foundry received similar letters on August 14, 2006 and November 14, 2006 related to the delayed filings of its Form 10-Q for the quarters ended June 30, 2006 and September 30, 2006, respectively.
     As announced on January 29, 2007, the Nasdaq Listing and Hearing Review Council has undertaken a review of the December 12, 2006 decision of the Nasdaq Listing Qualifications Panel. The Listing Qualifications Panel’s December 12, 2006 decision conditioned the Company’s continued listing on the Nasdaq Stock Market on the Company becoming current in its delinquent period reports, and filing any required restatements, by February 12, 2007. The Listing and Hearing Review Council has stayed (pending further action) the December 12, 2006 decision of the Listing Qualifications Panel and any future Listing Qualifications Panel determination to suspend the Company’s securities from trading.
     Foundry intends to present its views to the Listing and Hearing Review Council with respect to the additional deficiency related to the delayed filing of the Company’s Form 10-K for the year ended December 31, 2006. During the stay, Foundry’s shares will remain listed on The Nasdaq Global Select Market. However, an adverse determination by the Listing and Hearing Review Council could result in Foundry’s securities being delisted from The Nasdaq Global Select Market.
About Foundry Networks
Foundry Networks, Inc. (Nasdaq: FDRY) is a leading provider of high-performance enterprise and service provider switching, routing, security and Web traffic management solutions including Layer 2/3 LAN switches, Layer 3 Backbone switches, Layer 4-7 application switches, wireless LAN and access points, access routers and Metro routers. Foundry’s over 10,000 customers include the world’s premier ISPs, Metro service providers, and enterprises including e-commerce sites, universities, entertainment, health and wellness, government, financial, and manufacturing companies. For more information about Foundry and its products, call 1.888.TURBOLAN or visit www.foundrynetworks.com .
Forward-Looking Statements
This press release contains forward-looking statements, as defined under federal securities laws. These forward-looking statements include the statements regarding the Company’s expectations as to the potential delisting of its common stock from The Nasdaq Global Select Market, the stay issued by the Listing and Hearing Review Council and the Company’s continued listing on the Nasdaq Global Select market during the stay. These statements are just predictions and are not historical facts or guarantees of future performance or events and are based on current expectations, estimates, beliefs, assumptions, goals and objectives, and involve known and unknown risks, uncertainties and other factors that may cause actual results to be materially different from the results expressed or implied by these statements. These risks include, but are not limited to, (i) the Company failing to file a response to the Additional Staff Determination letter; (ii) a termination of the stay issued by the Listing and Hearing Review Council; (iii) the possibility that the Company might, for the same as yet unknown reason, not be able to comply with the Nasdaq listing requirements and may be delisted; and (iv) other events and other important factors disclosed previously and from time to time in the Company’s filings with the Securities and Exchange Commission. Foundry assumes no obligation to update the information in this press release.